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                          [SHONEY'S, INC. LETTERHEAD]

September 23, 1998



The Board of Directors of Shoney's, Inc.
1727 Elm Hill Pike
Nashville, TN 37210

         Re:   Registration Statement on Form S-8

Gentlemen:

I am Secretary and General Counsel of Shoney's, Inc. (the "Corporation"). In that capacity, I have acted as counsel for the Corporation in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1998 Stock Plan (the "Plan"), filed by the Company with the Securities and Exchange Commission covering 2,000,000 shares of the Company's common stock (the "Common Stock") issuable pursuant to the Plan. In so acting, I, or attorneys under my supervision, have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to the original documents of all documents submitted to me as certified or photostatic copies.

         On the basis of the foregoing, I am of the opinion that the Common Stock, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid, and nonassessable.

Sincerely,




/s/ F.E. McDaniel, Jr.

F.E. McDaniel, Jr.
Secretary and General Counsel